                                                                   EXHIBIT 2.2


                  IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE MIDDLE DISTRICT OF FLORIDA
                              TAMPA DIVISION


 IN RE:                         )
                                )
 VANGARD LABS, INC.,            )            CASE NO: 96-02054-8G1
    CHAPTER 11                  )
                                )
          DEBTOR.               )



                     LIQUIDATING PLAN OF VANGARD LABS, INC.
             UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE



DATED:  July 5, 1996

                                                  Domenic L. Massari, III, Esq.
                                                  Massari & Bell, P.A.
                                                  One Urban Centre, Suite 875
                                                  4830 West Kennedy Boulevard
                                                  Tampa, Florida 33609
                                                  (813) 282-3255

                                                  Attorneys for
                                                  VANGARD LABS, INC.

                               TABLE OF CONTENTS

 INTRODUCTION                                                      1

 ARTICLE I          DEFINITIONS AND INTERPRETATION                 2

       A.   DEFINITIONS.                                           2

            1.   "ADMINISTRATIVE CLAIM"                            2
            2.   "AFFILIATED ENTITIES"                             2
            3.   "AGENCY AGREEMENT"                                2
            4.   "ALLOWED"                                         2
            5.   "ALLOWED"                                         2
            6.   "ALLOWED ADMINISTRATIVE CLAIM"                    2
            7.   "BALLOT DATE"                                     2
            8.   "BANKRUPTCY CODE"                                 2
            9.   "BANKRUPTCY COURT"                                3
            10.  "BANKRUPTCY RULES"                                3
            11.  "BAR DATE"                                        3
            12.  "BUSINESS DAY"                                    3
            13.  "CART-WARE"                                       3
            14.  "CASH"                                            3
            15.  "CAUSES OF ACTION"                                3
            16.  "CHAPTER 11 CASE"                                 3
            17.  "CLAIM"                                           3
            18.  "CLOSING"                                         3
            19.  "CLOSING DATE"                                    3
            20.  "COLLATERAL"                                      3
            21.  "CONFIRMATION DATE"                               3
            22.  "CONFIRMATION HEARING"                            3
            23.  "CONFIRMATION ORDER"                              4
            24.  "CONTESTED"                                       4
            25.  "DEBTOR"                                          4
            26.  "DISALLOWED"                                      4
            27.  "DISCLOSURE STATEMENT"                            4
            28.  "EFFECTIVE DATE"                                  4
            29.  "EQUITY INTEREST"                                 4
            30.  "ESTATE"                                          4
            31.  "ESTATE ASSETS"                                   4
            32.  "EXCESS CASH FLOW"                                4
            33.  "FEE APPLICATION"                                 4
            34.  "FEE CLAIM"                                       4
            35.  "FILING DATE"                                     4
            36.  "FINAL ORDER"                                     4
            37.  "JOINT PLAN"                                      5
            38.  "LABS"                                            5
            39.  "LIEN"                                            5
            40.  "LOAN DOCUMENTS"                                  5
            41.  "MAJOR DEFAULT"                                   5
            42.  "MMS"                                             5
            43.  "MMT"                                             5
            44.  "MRG"                                             5
            45.  "MTS"                                             5
            46.  "MTS MORTGAGE"                                    5

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

            47.  "NET SALES PROCEEDS"                              5
            48.  "NON-COMPETITION AGREEMENT"                       5
            49.  "OBJECTION DEADLINE"                              5
            50.  "OTHER SECURED CLAIM"                             5
            51.  "PACKAGING"                                       5
            52.  "PATENT ASSIGNMENT"                               6
            53.  "PERSON"                                          6
            54.  "PERFORMANCE PHARMACY"                            6
            55.  "PLAN"                                            6
            56.  "PLAN DOCUMENTS"                                  6
            57.  "PLAN DOCUMENTS ORDER"                            6
            58.  "PLAN NOTE I"                                     6
            59.  "PLAN NOTE II"                                    7
            60.  "PLAN TRUSTEE"                                    8
            61.  "PLAN TRUST AGREEMENT"                            8
            62.  "PRIORITY NON-TAX CLAIM"                          8
            63.  "PRIORITY TAX CLAIM"                              8
            64.  "PROFESSIONAL PERSONS"                            8
            65.  "PRO RATA SHARE"                                  8
            66.  "REORGANIZED DEBTOR"                              8
            67.  "SALES CLOSING DATE"                              8
            68.  "SCHEDULES"                                       8
            69.  "SECURED CLAIM"                                   9
            70.  "SIEGEL FAMILY PARTNERSHIP"                       9
            71.  "SIEGEL FAMILY TRUST"                             9
            72.  "SIEGEL GUARANTY"                                 9
            73.  "SOFTWARE COMPANIES"                              9
            74.  "SOUTHTRUST"                                      9
            75.  "SOUTHTRUST CLAIM"                                9
            76.  "UNSECURED CLAIM"                                 9
            77.  "VANGARD ASSETS"                                  9
            78.  "VANGARD LICENSE"                                 9
            79.  "VANGARD MORTGAGE"                                10
            80.  "VANGARD POST-PETITION LOAN"                      10
            81.  "VANARD PURCHASE PRICE"                           10

       B.   APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION
            CONTAINED IN THE BANKRUPTCY CODE                       10

       C.   EXHIBITS AND PLAN DOCUMENTS.                           10

ARTICLE II   CLASSIFICATION OFCLAIMS AND EQUITY INTERESTS          10

       A.   CLAIMS AND EQUITY INTERESTS CLASSIFIED                 10
       B.   ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS          10
       C.   CLAIMS AND EQUITY INTERESTS                            10

ARTICLE III   IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND
              EQUITY INTERESTS                                     11

       A.   UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS      11
       B.   IMPAIRED CLASSES OF CLAIMS                             11
       C.   IMPAIRMENT CONTROVERSIES                               11

ARTICLE IV    PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
              INTERESTS CLASSIFIED IN THE PLAN                     11

                                       ii


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

       A.    CLASS 1 (PRIORITY NON-TAX CLAIMS)                     11
       B.    CLASS 2 (SOUTHTRUST CLAIM)                            11
       C.    CLASS 3 (UNSECURED CLAIMS)                            12
       D.    CLASS 4 (SUBORDINATED CLAIMS)                         13
       E.    CLASS 5 (EQUITY INTERESTS)                            13

ARTICLE V   PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS        13

       A.    ADMINISTRATIVE CLAIMS                                 13
             1.     Time for Filing Administrative Claims          13
             2.     Time for Filing Fee Claims                     13
             3.     Allowance of Administrative Claims             13
             4.     Payment of Allowed Administrative Claims       13
             5.     Payment of Vangard Post-Petition Loan          13
                    (a) Excess Cash Flow                           13
                    (b) Sale of Vangard Assets                     14
       B.    PRIORITY TAX CLAIMS                                   14

ARTICLE VI  ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF
                   REJECTION BY ONE OR MORE CLASSES OF
                   CLAIMS OR EQUITY INTERESTS                      14

       A.     CLASSES ENTITLED TO VOTE                             14
       B.     CLASS ACCEPTANCE REQUIREMENT                         14

ARTICLE VII  MEANS FOR IMPLEMENTATION OF THE PLAN                  14

       A.     ALLOWANCE OF CLAIMS                                  14
       B.     RESTRUCTURE OF SOUTHTRUST DEBT                       14
       C.     OPERATION OF THE DEBTOR; MRG                         15
       D.     PLAN TRUSTEE                                         15
              1.    Appointment                                    15
              2.    Duties and Responsibilities                    15
              3.    Exculpation of the Plan Trustee                15
       E.     OFFICERS AND BOARD OF DIRECTORS                      15
       F.     SALE OF VANGARD ASSETS                               15
              1.    Employment of MRG as Broker                    15
              2.    Sale of Vangard Assets Free and Clear of
                    Liens, Claims and Encumbrances                 15
              3.    Right of SouthTrust to Credit Bid              16
              4.    Distribution of Vangard Purchase Price         16
                    (i)    Payment of Vangard Post-Petition Loan   16
                    (ii)   Payment of MRG Commission               16
                    (iii)  Payment to Holders of Allowed Unsecured
                           Claims on a Pro Rata Basis              16
                    (iv)   Net Sales Proceeds to SouthTrust        16
       G.    NON-COMPETITION AGREEMENT AND VANGARD LICENSE         16
       H.    VESTING                                               17
       J.    INCOME TAX REFUND                                     17
       K.    DATE OF DISTRIBUTIONS                                 17
       L.    DISTRIBUTIONS TO BE MADE BY PLAN TRUSTEE              17
       M.    MEANS OF CASH PAYMENT                                 17
       N.    DELIVERY OF DISTRIBUTIONS                             17
       O.    DISTRIBUTIONS UNDER FIVE DOLLARS                      18
       P.    TIME BAR TO CASH PAYMENTS                             18



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


       Q.    DISPOSITION OF UNDELIVERABLE FUNDS                    18
       R.    EXPENSES INCURRED ON OR AFTER ENTRY OF THE
                CONFIRMATION ORDER AND CLAIMS OF THE PLAN
                TRUSTEE                                            18
       S.    SUBSTANTIAL CONSUMMATION                              18

ARTICLE VIII PROCEDURES FOR RESOLVING AND TREATING CONTESTED
               CLAIMS                                              19

       A.    OBJECTION DEADLINE                                    19
       B.    NO DISTRIBUTIONS PENDING ALLOWANCE                    19
       C.    DISTRIBUTIONS AFTER ALLOWANCE                         19
       D.    UNPAID CLAIMS RESERVE                                 19

ARTICLE IX   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED
               LEASES                                              20
       A.    REJECTED IF NOT ASSUMED                               20
       B.    BAR TO REJECTION DAMAGES                              20

ARTICLE X    CONDITIONS TO CONFIRMATION                            20

ARTICLE XI   WAIVER OF CERTAIN RIGHTS                              21

ARTICLE XII  MISCELLANEOUS PROVISIONS                              21

       A.    NOTICE OF ENTRY OF CONFIRMATION ORDER AND RELEVANT
               DATES                                               21
       B.    COMPLIANCE WITH TAX REQUIREMENTS                      21
       C.    COMPLIANCE WITH ALL APPLICABLE LAWS                   21
       D.    DISCHARGE OF CLAIMS                                   22
       E.    EFFECT OF CONFIRMATION ORDER                          22
       F.    NO DISCHARGE OF NON-DEBTOR OBLIGATIONS                22
       G.    PAYMENT OF STATUTORY FEES                             22
       H.    BINDING EFFECT                                        22
       I.    NOTICES                                               22
       J.    GOVERNING LAW                                         23
       K.    TRANSFER TAXES                                        23

ARTICLE XIII RETENTION OF JURISDICTION                             23

       A.    RETENTION OF JURISDICTION                             23
       B.    MODIFICATION OF THE PLAN                              24


                                    EXHIBITS

  A    Patent Registrations and Applications

  B    List of Major Defaults

  C    Executory Contracts and Leases to be Assumed

  __   Resolution of Sole Shareholder and Directors Approving Liquidating Plan

  __   Non-Compete Agreement

  __   Siegel Guaranty

  __   Plan Trust Agreement

  __   Patent Assignment

  __   Vangard License

                     LIQUIDATING PLAN OF VANGARD LABS, INC.
             UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE


     Pursuant to section 1121(a) of the Bankruptcy Code, Vangard Labs, Inc. ("Debtor") proposes the following liquidating plan ("Plan") in its bankruptcy case.

                                  INTRODUCTION

     This is a liquidating Plan. The Debtor intends, pursuant to this Plan, to sell all of the Estate Assets, other than the Causes of Action, on a going concern basis as soon as possible. After the sale, the Debtor will cease operation.

     On September 23, 1993, the Debtor, together with the Debtor's parent corporation, Medical Technology Systems, Inc. ("MTS"), certain other subsidiaries of MTS and Todd E. Siegel, entered into an Amended and Restated Loan and Security Agreement with SouthTrust Bank of Alabama, National Association ("SouthTrust"). Pursuant to the Amended and Restated Loan and Security Agreement and the other Loan Documents, as defined below, the Debtor and the other members of the Borrowing Group (as defined therein), jointly and severally, owe SouthTrust in excess of $28,000,000, as of the Filing Date. The indebtedness evidenced by the Loan Documents is secured by all Estate Assets, as defined below, and by all other collateral of the other members of the Borrowing Group described in the Loan Documents.

     Pursuant to this Plan and the Joint Plan of Packaging and Labs (as those terms are defined in this Plan), the Debtor, MTS and all other subsidiaries of MTS will execute and deliver amended and restated promissory notes, designated in this Plan as "Plan Note I" and "Plan Note II", in the aggregate Stated Principal Amount of $28,257,857.67. As specified in this Plan and in the Plan Documents, however, under certain circumstances (including, without limitation, the full and complete compliance with all of the terms and conditions of the Plan Documents), the Debtor may be released from its further obligations under Plan Note I and Plan Note II, except as otherwise provided in Article IV of the Plan, by selling its business (all the Vangard Assets) in the manner described herein and distributing the Net Sales Proceeds as described in Article VII of the Plan. The sale shall be free and clear of all liens, claims and encumbrances, and shall be subject to the approval of SouthTrust. The Net Sales Proceeds, when paid to SouthTrust, shall be applied to reduce the Stated Principal Amount of Plan Note I, but shall not reduce the Amortization Principal Amount. Likewise, any proceeds derived from Causes of Action, when paid to SouthTrust, shall be applied to reduce the Stated Principal Amount of Plan Note I.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

A. DEFINITIONS.

     The capitalized terms used herein shall have the respective meanings set forth below:

     1. "ADMINISTRATIVE CLAIM" shall mean a Claim incurred by the Debtor (or its Estate) on or after the Filing Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Claims, Fee Claims, Claims for cure payments under section 365(a)(1) of the Bankruptcy Code, obligations incurred after the Filing Date by Debtor in the ordinary course of business, any actual and necessary expenses of preserving the Estate Assets, any fees or charges assessed against the Debtor's Estate under section 1930, chapter 123 of title 28 of the United States Code, and other Claims as ordered by the Bankruptcy Court.

     2. "AFFILIATED ENTITIES" shall mean Medical Technology Systems, Inc., MTS Packaging Systems, Inc., Medical Technology Laboratories, Inc., Vangard Pharmaceutical Packaging, Inc., Clearwater Medical Services, Inc., MTS Sales & Marketing, Inc., Cart-Ware, Inc., Performance Pharmacy Systems, Inc., Medication Management Technologies, Inc., Medication Management Systems, Inc., and Systems Professionals, Inc.

     3. "AGENCY AGREEMENT" shall mean the Exclusive Agency Agreement, dated as of April 19, 1996, between the Debtor and MRG, under which MRG was engaged as the Debtor's Agent to perform certain services in connection with the sale of the Vangard Assets.

     4. "ALLOWED" when used with respect to any Claim, except for a Claim that is an Administrative Claim, shall mean a Claim (i) to the extent it is not a Contested Claim as of the Effective Date; or (ii) to the extent it is a Contested Claim as of the Effective Date, proof of which was timely filed with the Bankruptcy Court, and (a) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become allowed until determined by Final Order of such other forum and allowed by Final Order of the Bankruptcy Court; (b) as to which an objection was filed by the Objection Deadline, to the extent allowed by a Final Order; or (c) which otherwise becomes an Allowed Claim as provided in the Plan. In the event a proof of claim is filed by a creditor for an amount less than the amount set forth in the Schedules then the amount set forth in the proof of claim shall constitute the maximum amount of such creditor's Allowed Claim.

     5. "ALLOWED" when used with respect to any Equity Interest shall mean an Equity Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been listed by the Debtor on its Schedules as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been filed by the Objection Deadline or as to which any objection has been filed by the Objection Deadline, to the extent allowed by Final Order or as may therein be determined by Order of the Bankruptcy Court.

     6. "ALLOWED ADMINISTRATIVE CLAIM" shall mean an Administrative Claim that is allowed pursuant to the procedures set forth in Article V of the Plan.

     7. "BALLOT DATE" shall mean the date set by the Bankruptcy Court when all ballots to accept or reject this Plan must be filed with the clerk of the Bankruptcy Court.

     8. "BANKRUPTCY CODE" shall mean title 11 of the United States Code, as now in effect or as amended.

     9. "BANKRUPTCY COURT" shall mean the United States Bankruptcy Court for the Middle District of Florida, or such other court having jurisdiction over the Chapter 11 Case.

     10. "BANKRUPTCY RULES" shall mean the Federal Rules of Bankruptcy Procedure which govern the forms of process, writs, pleadings, and motions, and the practice and procedure in cases under the Bankruptcy Code, as prescribed by the United States Supreme Court pursuant to 28 U.S.C. Section 2075, and the Local Rules of the Bankruptcy Court.

     11.  "BAR DATE" shall mean the date fixed by order of the Bankruptcy
Court by which a proof of claim must be filed against the Debtor with the clerk of the Bankruptcy Court; to wit, ______________, 1996. With respect to damages resulting from the rejection of an executory contract or unexpired lease under the Plan, the Bar Date shall mean the date which is thirty (30) days following the entry of the Confirmation Order in accordance with Article XI.B of the Plan.

     12. "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a legal holiday as defined in Bankruptcy Rule 9006(a).

     13.  "CART-WARE" shall mean Cart-Ware, Inc., one of the Affiliated
Entities.

     14. "CASH" shall mean legal tender of the United States of America or cash equivalents.

     15. "CAUSES OF ACTION" means all causes of action of any kind held at any time by the Debtor against any party or parties, including, without limitation, all causes of action held by the Debtor as of the Filing Date, all causes of action held by the Debtor arising after the Filing Date, and including any rights arising under sections 542, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code.

     16. "CHAPTER 11 CASE" shall mean the Debtor's case under Chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court and styled In re Vangard Labs, Inc., Case No. 96-02054.

     17. "CLAIM" shall mean (a) any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; or (c) any Lien against the Estate Assets.

     18. "CLOSING" shall mean the consummation of (i) the transactions among the Debtor, the Affiliated Entities and SouthTrust in connection with the amendment and restatement of the Loan Documents in the manner provided in the Plan Documents and (ii) the other transactions described in this Plan and the Plan Documents, and at which the Plan Documents to be executed and delivered by such parties under this Plan and the Joint Plan shall be executed and delivered.

     19. "CLOSING DATE" shall mean the date on which the Closing occurs, which shall be (a) the Confirmation Date, (b) at SouthTrust's election, two business days after the conditions described in Article XI, Sections 1, 3, 4, 5 and 6 of this Plan are satisfied or waived in writing by SouthTrust, or (c) such other date as SouthTrust and the Debtor shall agree in writing.

     20. "COLLATERAL" shall mean all Estate Assets and all assets of the Affiliated Entities.

     21. "CONFIRMATION DATE" shall mean the date on which the Confirmation Order becomes a Final Order.

     22. "CONFIRMATION HEARING" shall mean the hearing held by the Bankruptcy Court, as it may be continued from time to time, at which the Debtor shall seek confirmation of the Plan.

     23. "CONFIRMATION ORDER" shall mean the order of the Bankruptcy Court confirming the Plan in accordance with Chapter 11 of the Bankruptcy Code.

     24.  "CONTESTED" when used with respect to a Claim, shall mean a Claim
(i) that is listed in the Schedules as disputed, contingent or unliquidated;
(ii) that is listed in the Schedules as undisputed, liquidated, and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim exceeds the scheduled amount; (iii) that is not listed in the Schedules, but as to which a proof of claim has been filed with the Bankruptcy Court; or (iv) as to which an objection has been filed before the Objection Deadline; provided, that a Claim that is Allowed by Final Order, or pursuant to the Plan, on or before the Objection Deadline, shall not be a Contested Claim to the extent such Claim is Allowed.

     25.  "DEBTOR" shall mean Vangard Labs, Inc.

     26. "DISALLOWED" when used with respect to a Claim, shall mean a Claim to the extent 10 days has expired since it has been disallowed by order of the Bankruptcy Court, unless proper application for a stay of such order has been made within such 10 day period, in which case the Claim shall be disallowed 30 days after entry of the order disallowing such Claim, unless prior to the expiration of such period, a stay is obtained with respect to the order disallowing the Claim.

     27.  "DISCLOSURE STATEMENT" shall mean the Disclosure Statements pursuant to section 1125 of the Bankruptcy Code filed by the Debtor in the Chapter 11 Case, as approved by Order of the Bankruptcy Court.

     28.  "EFFECTIVE DATE" shall mean the Sale Closing Date, as defined herein.

     29. "EQUITY INTEREST" shall mean any share or other instrument evidencing an ownership interest in the Debtor, whether or not transferable or denominated "stock", or similar security, and any warrant or right, other than a right to convert, to purchase, sell, or subscribe to a share, security, or interest in the Debtor, or any other obligation of the Debtor determined to be an Equity Interest by the Bankruptcy Court.

     30. "ESTATE" shall mean the estates created with respect to the Debtor pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

     31. "ESTATE ASSETS" shall mean all of the assets that are included in the Estate, including Causes of Action.

     32. "EXCESS CASH FLOW" shall mean all of the Debtor's Cash after payment of expenses incurred in compliance with budgets approved by SouthTrust, and expenses and compensation to the Plan Trustee in accordance with the Plan Trust Agreement.

     33. "FEE APPLICATION" shall mean an application of a Professional Person under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

     34. "FEE CLAIM" shall mean a Claim under section 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

     35. "FILING DATE" shall mean the date on which the voluntary petition was filed by the Debtor commencing the Chapter 11 Case; to wit; February 21, 1996.

     36. "FINAL ORDER" shall mean (i) an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehearing shall have been waived in writing in form and substance satisfactory to SouthTrust or,
(ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Bankruptcy Rules, may be filed with respect to such order.

     37. "JOINT PLAN" shall mean the First Amended and Restated Joint Plan of Reorganization proposed and filed by Packaging and Labs on July 9, 1996 in their respective chapter 11 cases, as amended or modified.

     38.  "LABS" shall mean Medical Technology Laboratories, Inc.

     39. "LIEN" shall have the meaning assigned to it in section 101(37) of the Bankruptcy Code.

     40. "LOAN DOCUMENTS" shall mean the Amended and Restated Loan and Security Agreement dated September 28, 1993 among SouthTrust, the Debtor, the Affiliated Entities and Todd E. Siegel, as amended prior to the Filing Date, and all promissory notes, guaranties, collateral and security agreements and all other ancillary agreements, documents and instruments executed and delivered in connection therewith or pursuant thereto.

     41.  "MAJOR DEFAULT" shall mean an event of default under Plan Note I, Plan
Note II or the related Plan Documents which is listed on Exhibit B to this Plan.

     42. "MMS" shall mean Medication Management Systems, Inc., one of the Affiliated Entities.

     43. "MMT" shall mean Medication Management Technologies, Inc., one of the Affiliated Entities.

     44. "MRG" shall mean Management Resources Group, Inc., a Georgia corporation.

     45. "MTS" shall mean Medical Technology Systems, Inc., the sole shareholder of the Debtor.

     46. "MTS MORTGAGE" shall mean the second mortgage in favor of SouthTrust on real property located in Glasgow, Kentucky and owned by MTS, to be executed and delivered by MTS on the Closing Date, which shall be subordinate only to the first mortgage in favor of SouthTrust which secures the Vangard Post-Petition Loan.

     47. "NET SALES PROCEEDS" shall mean the Vangard Purchase Price, after payment of (a) the Vangard Post-Petition Loan, (b) the commission payable to MRG pursuant to the Agency Agreement, and (c) the payment described in Article IV.E. to holders of Unsecured Claims.

     48. "NON-COMPETITION AGREEMENT" shall mean the Agreement Not To Compete, in form and substance acceptable to SouthTrust, the Debtor and Todd E. Siegel, to be entered into on the Closing Date by each, the Siegel Family Partnership, the Siegel Family Trust and Todd E. Siegel, in favor of the Debtor, the Reorganized Debtor and any purchaser of the Vangard Assets under this Plan. The Non-Competition Agreement shall be a Plan Document and shall be filed with the Bankruptcy Court prior to the Confirmation Hearing.

     49. "OBJECTION DEADLINE" shall mean the date that is the thirtieth (30th) day following the Confirmation Date, or such other date as may be ordered by the Bankruptcy Court.

     50. "OTHER SECURED CLAIM" shall mean a Secured Claim other than the SouthTrust Claim.

     51.  "PACKAGING" shall mean MTS Packaging Systems, Inc.

     52. "PATENT ASSIGNMENT" shall mean the assignment of the patents and patent applications listed or described on Exhibit A hereto, as additional collateral for Plan Note I and Plan Note II, in form and substance acceptable to SouthTrust, which shall be filed of record with the U.S. Patent and Trademark Office.

     53. "PERSON" shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

     54. "PERFORMANCE PHARMACY" shall mean Performance Pharmacy Systems, Inc., one of the Affiliated Entities.

     55. "PLAN" shall mean this Plan of Reorganization filed and proposed by the Debtor.

     56. "PLAN DOCUMENTS" shall mean the documents that aid in effectuating and implementing the Plan, including but not limited to, the Non-Competition Agreement, [the Plan Trust Agreement,] the Vangard License, Plan Note I, Plan
Note II, the Siegel Guaranty, the Patent Assignment, the MTS Mortgage, the Vangard Mortgage and all documents, agreements and instruments which amend, restate, or amend and restate the Loan Documents, all of which shall be executed and delivered on the Closing Date. The Plan Documents shall be submitted to the Bankruptcy Court at least fifteen (15) days prior to commencement of the Confirmation Hearing, for approval by the Bankruptcy Court contemporaneously with confirmation of this Plan.

     57. "PLAN DOCUMENTS ORDER" shall mean the order of the Bankruptcy Court approving the Plan Documents as described in Article X, Sections 1 and 3 of this Plan.

     58. "PLAN NOTE I" shall mean the amended and restated promissory note to be executed and delivered by the Debtor and all Affiliated Entities on the Closing Date, having a Stated Principal Amount of $27,257,857.67 and an Amortization Principal Amount of $15,000,000, under which, among other things:

           (a) Accrued interest on the Amortization Principal Amount, at the rate of 7.5% per annum, from the date of entry of the confirmation order with respect to the Joint Plan, to the Closing Date will be paid on the Closing Date;

           (b) Monthly payments of accrued interest, at the rate of 7.5% per annum, on the outstanding balance of the Amortization Principal
      Amount will be due and payable on the first day of each calendar month, commencing on the first day of the first full calendar month following the Closing Date, through the twenty-fourth (24th) month following the Closing Date;

           (c) The outstanding balance of the Amortization Principal Amount will be amortized, based on a twenty-year amortization at the rate of 7.5% per annum, with monthly payments of principal and accrued interest in equal monthly installments over an eight (8) year period, commencing on the first day of the twenty-fifth (25th) month following the Closing Date, and on the first day of each calendar month thereafter, with all remaining principal and interest being due and payable on the first day of the first full calendar month following the tenth (10th) anniversary of the Closing Date;

           (d)   In the event of a Capital Transaction (as defined in Plan
      Note I) with respect to Labs, Labs will be released from liability under Plan Note I (and its assets and capital stock released from the security interests therein granted in the Plan Documents) upon the payment to SouthTrust of $2,000,000 of the proceeds from such Capital Transaction, provided that no event of default under the Plan Documents shall have occurred and be continuing;

           (e)  In the event of a Capital Transaction (as defined in Plan
      Note I) with respect to any one or more of the Software Companies, all of the Software Companies will be released from liability under Plan Note I (and their respective assets and capital stock released from the security interests therein granted in the Plan Documents) upon the payment to SouthTrust of $1,000,000 of the proceeds from such Capital Transaction, provided that no event of default under the Plan Documents shall have occurred and be continuing;

           (f) Any sums paid to SouthTrust under clauses (d) or (e) of this definition shall be applied against accrued and unpaid interest on the Amortization Principal Amount and then to such Amortization Principal Amount;

           (g)  In the event of a Capital Transaction as described in clause
      (d) or (e) above, SouthTrust will be paid a premium over the amounts set forth therein as follows: (i) if the Capital
      Transaction occurs in the first year of the term of Plan Note I, a premium of 50% of the Net Proceeds (as defined in Plan Note I) from such Capital Transaction, (ii) if the Capital Transaction occurs in the second year of the term of Plan Note I, a premium of 40% of the Net Proceeds from such Capital Transaction, (iii) if the Capital Transaction occurs in the third year of the term of Plan Note I, a premium of 30% of the Net Proceeds from such Capital Transaction, (iv) if the Capital Transaction occurs in the fourth year of the term of Plan Note I, a premium of 20% of the Net Proceeds from such Capital Transaction, and (v) if the Capital Transaction occurs in the fifth year of the term of Plan Note I, a premium of 10% of the Net Proceeds from such Capital Transaction;

           (h) The following amounts, when paid to SouthTrust will be applied against the difference between the Amortization Principal Amount and the Stated Principal Amount: (i) the Net Sales
      Proceeds, and (ii) the premium payments to SouthTrust made under clause (g) of this definition; and

           (i) Payments of the Amortization Principal Amount made to SouthTrust as described in subparagraph (c) above will be credited against the release prices described in subparagraphs (d) and (e) above, as follows: an amount equal to 75% of principal payments made will be credited (i) first, against the release price described in subparagraph (e) until an aggregate of $1,000,000 in principal payments have been made, and (ii) then, against the release price described in subparagraph (d) until an aggregate of $2,000,000 in additional principal payments have been made.

Plan Note I will be secured by all Estate Assets and all other collateral described in the Loan Documents and the Plan Documents, will be unconditionally guaranteed pursuant to the Siegel Guaranty, and will provide that any default or event of default under Plan Note II will constitute an event of default under Plan Note I. In addition, Plan Note I and the related Plan Documents will contain provisions, in form and substance acceptable to SouthTrust in all respects, under which the Debtor and the Affiliated Entities will waive certain rights to object or seek to stop or stay any foreclosure upon any Major Default and the expiration of any applicable cure period, and will consent to the grant of relief from the automatic stay in any future bankruptcy case, all as described in Article XI of this Plan.

     1. "PLAN NOTE II" shall mean the amended and restated promissory note to be executed and delivered by the Debtor and all Affiliated Entities on the Closing Date, having an original principal amount of $1,000,000, under which, among other things:

           (j) Commencing on the date which is six (6) months after the Closing Date, the Debtor and the Affiliated Entities shall pay to SouthTrust on a monthly basis 15% of their Excess Cash Flow, as defined in Plan Note II, until (i) the principal amount of Plan
      Note II has been paid in full, or (ii) the fifth anniversary of the first payment under Plan Note II, whichever occurs first;

          (k) The following amounts, when paid to SouthTrust, will be applied against the outstanding principal of Plan Note II: (i) the payment described in Article IV, Section B(d) of the Plan, and
      (ii) the tax refund proceeds described in Article IV, Section B(e) of the Plan;

           (l) In the event that the payment described in Article IV, Section B(d) is paid when due on the Closing Date and the payment described in Article IV, Section 8(e) is made to SouthTrust on or prior to the date which is six (6) months after the Closing Date, then Plan Note II will be deemed fully satisfied and will be cancelled; and

           (m) In the event that Labs or the Software Companies are released from its or their obligations under Plan Note I, as described in the definition of Plan Note I, such entity or entities shall also be released from its or their obligations under Plan Note II.

Plan Note II will be secured by all Estate Assets and by all other collateral described in the Loan Documents and the Plan Documents, will provide that any default or event of default under Plan Note I will constitute an event of default under Plan Note II, and in all other respects will contain similar provisions to those contained in Plan Note I. In addition, the Debtor's Affiliate Entities shall be entitled to have the collateral for Plan Notes I and II released and SouthTrust's claim satisfied for payment of an amount less than the Stated Principal Amount in accordance with the terms of the Joint Plan and the underlying documents effectuating these Plans.

     1. "PLAN TRUSTEE" shall mean the Person selected by SouthTrust, subject to approval of the Bankruptcy Court, to serve as the trustee under this Plan and the Plan Trust Agreement on and after the date of entry of the Confirmation Order, through the date on which distributions to holders of Allowed Claims are made under this Plan.

     2. "PLAN TRUST AGREEMENT" shall mean the trust agreement, in form and substance acceptable to SouthTrust, to be entered into under the Plan and to be effective upon the entry of the Confirmation Order, pursuant to which the Plan Trustee shall consummate the sale transaction contemplated in this Plan. The Plan Trust Agreement shall expressly authorize the Plan Trustee to execute and deliver a purchase and sale agreement, in form and substance acceptable to SouthTrust, to the purchaser of the Vangard Assets and to execute and deliver any and all other documents, instruments and agreements on behalf of the Debtor which are necessary or appropriate, in the discretion of SouthTrust, to consummate the sale of the Vangard Assets as provided in this Plan. The Plan Trust Agreement shall also authorize the Plan Trustee to hold, manage, liquidate and distribute the Estate Assets and the proceeds thereof, pursuant to this Plan, the Confirmation Order and any other Final Order of the Bankruptcy Court. The Plan Trust Agreement shall be a Plan Document.

     3. "PRIORITY NON-TAX CLAIM" shall mean any Claim accorded priority in right of payment under Section 507(a)(3)(4)(6) or (7) of the Bankruptcy Code.

     4. "PRIORITY TAX CLAIM" shall mean a Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

     5. "PROFESSIONAL PERSONS" shall mean Persons retained or to be compensated pursuant to Sections 327, 328, 330, 503(b), and 1103 of the Bankruptcy Code.

     6. "PRO RATA SHARE" shall mean the proportion that the amount of an Allowed Claim in a particular class of Claims bears to the aggregate amount of all Claims in such class of Claims, including Contested Claims, but not including Disallowed Claims.

     7. "REORGANIZED DEBTOR" means the Debtor as it may exist after the Closing Date.

     8. "SALES CLOSING DATE" shall mean the date on which the sale of the Vangard Assets, as described in this Plan, is consummated.

     9. "SCHEDULES" shall mean the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor as required by Section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules may from time to time have been amended prior to the filing of this Plan.

     10. "SECURED CLAIM" shall mean (i) a Claim secured by a Lien on Estate Assets, but only to the extent of the value of the Collateral that secures payment of the Claim; or (ii) a Claim allowed under the Plan as a Secured Claim.

     11. "SIEGEL FAMILY PARTNERSHIP" shall mean Siegel Family Limited Partnership, a Florida limited partnership.

     12. "SIEGEL FAMILY TRUST" shall mean The Siegel Family Revocable Trust, and any successor trust(s) heretofore or hereafter formed pursuant to trust documents originally executed by Harold Siegel, including, without limitation, The Todd Siegel Q-TIP Trust, The Mindy Jo Barth Q-TIP Trust and The Siegel By-Pass Trust.

     13. "SIEGEL GUARANTY" shall mean the Guaranty to be executed and delivered by Mr. Todd E. Siegel on the Closing Date to SouthTrust unconditionally guaranteeing all of the Debtor's and the Affiliated Entities' obligations and liabilities to SouthTrust under Plan Note I.

     14. "SOFTWARE COMPANIES" shall mean Performance Pharmacy, Cart-Ware, MMS and MMT.

     15. "SOUTHTRUST" shall mean SouthTrust Bank, National Association, a national banking association.

     16. "SOUTHTRUST CLAIM" shall mean the Claim held by SouthTrust against the Debtor in the amount of $28,257,857.67, which is secured by Liens on all Estate Assets and by all other collateral described in the Loan Documents. The SouthTrust Claim shall not include the Vangard Post-Petition Loan (as defined hereafter).

     17. "UNSECURED CLAIM" shall mean any Claim other than the SouthTrust Claim, Other Secured Claims, Administrative Claims, Priority Tax Claims and Priority Non-Tax Claims.

     18. "VANGARD ASSETS" shall mean all of the Estate Assets (other than Causes of Action and the Debtor's rights to any tax refunds described in this Plan, which shall be retained by the Debtor and treated in the manner set forth in this Plan), together with (i) the real and personal property in Glasgow, Kentucky, that is currently owned of record by MTS and is subject to a mortgage securing the Vangard Post-Petition Loan, (ii) all other assets currently used or usable by the Debtor in connection with its business, whether owned of record by MTS or by any other Affiliated Entity, and (iii) all of the Debtor's rights in and to the Non-Competition Agreement and the Vangard License.

     19. "VANGARD LICENSE" shall mean the license agreement among the Siegel Family Trust, the Affiliated Entities and the Debtor, to be executed under this Plan and effective upon entry of the Confirmation Order, in form and substance acceptable to SouthTrust, under which the Siegel Family Trust and the Affiliated Entities shall grant to the Debtor (and to any assignee of the Debtor which purchases the Vangard Assets pursuant to this Plan) a non-exclusive, world-wide royalty-free license and/or sublicense (to the extent necessary to permit the Debtor, the Reorganized Debtor and any purchaser of the Vangard Assets to continue to conduct the business of the Debtor in the manner conducted as of the Closing Date and the Sale Closing Date) to use the patents and patent rights listed on Exhibit A to this Plan, for all purposes relating to the business of the Debtor and the Reorganized Debtor, as such business is constituted as of the Closing Date and the Sale Closing Date. The Vangard License shall be a Plan Document, shall be filed with the Bankruptcy Court prior to the Confirmation Hearing, and shall constitute a non-exclusive license; provided, that the Siegel Family Trust and the Affiliated Entities shall not be permitted to use such patents and patent rights, or to grant any other license to such patents and patent rights to any other Person, for any purpose which would compete with the use thereof by the Debtor, the Reorganized Debtor and the purchaser of the Vangard Assets. The term of the Vangard License shall extend until the expiration of the last to expire of the patent registrations and applications listed on Exhibit A, including any continuation or continuation-in-part with respect to any such registration or application.

     20. "VANGARD MORTGAGE" shall mean the second mortgage in favor of SouthTrust on real property located in Glasgow, Kentucky, and owned by the Debtor, to be executed and delivered by the Debtor on the Closing Date, which shall be subordinate only to the first mortgage in favor of SouthTrust which secures the Vangard Post-Petition Loan.

     21. "VANGARD POST-PETITION LOAN" shall mean the loan made by SouthTrust to the Debtor after the Filing Date in the amount of up to $600,000.00.

     22. "VANGARD PURCHASE PRICE" shall mean the purchase price (however designated or denominated, prior to any deductions of any kind, that is received in connection with the sale of the Vangard Assets.

B.   APPLICATION OF DEFINITIONS AND RULES OF CONSTRUCTION
     CONTAINED IN THE BANKRUPTCY CODE.

     Words and terms defined in Section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

C.   EXHIBITS AND PLAN DOCUMENTS.

     All Exhibits to the Plan, and all Plan Documents, whether or not attached as Exhibits to the Plan, are incorporated into and are a part of the Plan as if set forth in full herein.


                                   ARTICLE II

                               CLASSIFICATION OF
                          CLAIMS AND EQUITY INTERESTS


A.   CLAIMS AND EQUITY INTERESTS CLASSIFIED.

     For purposes of organization, voting, and all confirmation matters, except as otherwise provided herein, all Claims (except for Administrative Claims and Priority Tax Claims), and all Equity Interests shall be classified as set forth in Article II of the Plan. A Claim or Equity Interest is classified in a particular class only to the extent that the Claim or Equity Interest qualifies within the description of that class and is classified in other classes to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other classes. A Claim or Equity Interest is also classified within a particular class only to the extent that such Claims or Equity Interests is an Allowed Claim or an Allowed Equity Interest in that class and has not been paid, released or otherwise satisfied prior to the Effective Date.

B.   ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.

     As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims pursuant to the terms set forth in
Article V of this  Plan.

C. CLAIMS AND EQUITY INTERESTS.

     The Plan classifies the Claims and Equity Interests as follows:


     1.   Class 1:  Priority Non-Tax Claims.

     2.   Class 2:  SouthTrust Bank Claim

     3.   Class 3:  Unsecured Claims.

     4.   Class 4:  Subordinated Claims.

     5.   Class 5:  Equity Interests.


                                  ARTICLE III

                       IDENTIFICATION OF IMPAIRED CLASSES
                         OF CLAIMS AND EQUITY INTERESTS


A.   UNIMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS.

     Classes 1 and 5 are not impaired under the Plan.

B.   IMPAIRED CLASSES OF CLAIMS.

     With the exception of the unimpaired classes specified in Article III.A of this Plan, all classes of Claims and Equity Interests are impaired under the Plan.

C.   IMPAIRMENT CONTROVERSIES.

     If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or class of Equity Interests, is impaired under the Plan within the meaning of Section 1124 of the Bankruptcy Code, the Bankruptcy Court shall, after notice and hearing, determine such controversy.


                                   ARTICLE IV

                 PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY
                        INTERESTS CLASSIFIED IN THE PLAN


     The classes of Claims and Equity Interests shall be treated as follows:

A.   CLASS 1 (PRIORITY NON-TAX CLAIMS).

     Each holder of an Allowed Priority Non-Tax Claim shall receive on the Effective Date Cash in the amount of such holder's Allowed Priority Non-Tax Claim.

B.   CLASS 2 (SOUTHTRUST CLAIM).

     1. Upon entry of the Confirmation Order, the SouthTrust Claim shall be Allowed in the amount of $28,257,857.67. SouthTrust shall retain the Liens, security interests and pledges securing its Claim as of the Filing Date and, at the Closing on the Closing Date, the Loan Documents shall be amended and restated in their entirety pursuant to the Plan Documents. Pursuant to the Plan Documents, SouthTrust shall receive on the Closing Date:

          (a) Plan Note I;

          (b) Plan Note II;

          (c) the Siegel Guaranty;

          (d) A one-time Cash distribution equal to $250,000.00 from Packaging and Labs pursuant to the Joint Plan filed by Packaging and Labs;

          (e) an assignment, as additional collateral securing Plan Note I and Plan Note II, of all tax refunds due the Debtor and Affiliated Entities with respect to tax years prior to and including 1996;

          (f) the Patent Assignment; and

          (g) the other Plan Documents to which SouthTrust is a party or which identify SouthTrust as a beneficiary.

     2. Pursuant to this Plan and the Plan Documents, SouthTrust shall receive the payments called for in Plan Note I and Plan Note II in the amounts and at the times set forth therein, and shall also receive (a) $500,000.00 of the proceeds of the tax refunds described in Article IV, Section B.1.(e) of this Plan and in the Joint Plan, within seven (7) Business Days after receipt thereof by the Debtor or any of the Affiliated Entities, (b) ninety percent (90%) of the proceeds of all Causes of Action of the Debtor or relating, directly or indirectly, to the Debtor's business or assets, until SouthTrust shall have received from the Debtor and the Affiliated Entities, payments with respect to the SouthTrust Claim (not including accrued interest) totalling $28,257,857.67, subject to the Debtor's absolute right to satisfy SouthTrust's claim by paying the amortization principal amount and abiding by certain other covenants contained in the Joint Plan, (c) one-half (1/2) of the proceeds derived from all other Causes of Action of the Affiliated Entities, and (d) all the Net Sales Proceeds on the Sales Closing Date. Upon the sale of the Vangard Assets in the manner set forth in this Plan, the Liens on the Vangard Assets which secure the SouthTrust Claim shall attach to the Vangard Purchase Price; provided, that SouthTrust shall release its Lien on a portion of the Vangard Purchase Price to permit the payments called for in Article VII, Sections E.5(ii) and (iii) to be made. Upon SouthTrust's receipt of the Net Sales Proceeds, the Stated Principal Amount of Plan Note I shall be reduced by the amount of the Net Sales Proceeds, but the Amortization Principal Amount of Plan
Note I shall not be affected. Upon such receipt, the Debtor shall have no remaining liability under Plan Note I and Plan Note II other than its obligation to pay to SouthTrust the tax refund proceeds referred to in clause
(a) of this Section B.2, and its obligation to pay to SouthTrust the portion of proceeds from Causes of Action as described in clause (b) of this Section B.2.

     3. Notwithstanding the payment of the Net Sales Proceeds to SouthTrust on the Sales Closing Date, the Debtor shall not be released of its obligation to satisfy the requirements stated in Section B.2.(a) and (b) above. The proceeds of any tax refunds described in Section 2, above, which are paid to SouthTrust shall be applied to reduce the indebtedness under Plan Note II. Any proceeds received from Causes of Actions which are paid to SouthTrust shall be applied to reduce the Stated Principal Amount of Plan Note I, but such payment shall not affect the Amortization Principal Amount of Plan Note I.

     4. In addition to the foregoing, if the Vangard Post-Petition Loan is fully paid prior to the Sale Closing Date, the Debtor shall pay to SouthTrust all of its Excess Cash Flow on a monthly basis. Except as otherwise provided in Plan Note II, such payments shall be applied against the Stated Principal Amount of Plan Note I. In no event shall any such payments reduce, or be applied against, the Amortization Principal Amount of Plan Note I.

C.   CLASS 3 (UNSECURED CLAIMS).

     As full treatment for, and in full settlement of, the Allowed Class 3 Claims, each holder of a Class 3 Allowed Claim shall receive its Pro Rata Share of (a) a portion of the Vangard Purchase Price equal to the greater of (i) $50,000.00 Cash, and (ii) Cash equal to 10% of that portion of the Vangard Purchase Price which is in excess of $4,000,000.00, payable, in either case, on the Sale Closing Date and (b) ten percent (10%) of the net proceeds (if any) derived from the Causes of Action of the Debtor, until payments made by the Debtor and the Affiliated Entities with respect to the SouthTrust Claim (not including accrued interest) shall have aggregated $28,257,857.67, at which time 100% of remaining proceeds from such Causes of Action shall be paid to the holders of Allowed Class 3 Claims on a pro rata basis.

D.   CLASS 4 (SUBORDINATED CLAIMS).

     The Claims of Insiders shall be subordinated to all other Claims and the holders of Insider Claims shall not receive any payments or distributions on account of such Claims.

E.   CLASS 5 (EQUITY INTERESTS).

     Holders of Equity Interests shall retain the stock of the Debtor. However, because all assets of the Debtor are being sold or otherwise distributed under this Plan, the Equity Interests under the Plan and are impaired.


                                   ARTICLE V

                PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS


A. ADMINISTRATIVE CLAIMS. All Administrative Claims shall be treated as follows:

     1. TIME FOR FILING ADMINISTRATIVE CLAIMS. The holder of an Administrative Claim, other than (i) a Fee Claim or (ii) a liability incurred and paid in the ordinary course of business by the Debtor, must file with the Bankruptcy Court and serve on the Debtor and its counsel, notice of such Administrative Claim within ten days after the Confirmation Date or such other date as the Bankruptcy Court may fix. Such notice must include at a minimum (i) the name of the holder of the Claim, (ii) the amount of the Claim, and (iii) the basis of the Claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

     2. TIME FOR FILING FEE CLAIMS. Each Professional Person who holds or asserts an Administrative Claim that is a Fee Claim incurred before the Confirmation Date must file with the Bankruptcy Court and serve on all parties required to receive notice a Fee Application within 30 days after the Confirmation Date. The failure to file the Fee Application timely shall result in the Fee Claim being forever barred and discharged.

     3. ALLOWANCE OF ADMINISTRATIVE CLAIMS. An Administrative Claim with respect to which notice has been properly filed pursuant to Article V.A.1 of this Plan shall become an Allowed Administrative Claim if no objection is filed within twenty days of the filing and service of notice of such Administrative Claim. If an objection is filed within such twenty-day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to
Article V.A.2 of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

     4. PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim, except the Vangard Post-Petition Loan, shall receive (i) payment of the Allowed Administrative Claim on the Effective Date, or (ii) such other treatment as may be agreed upon by such holder; provided, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtor may be paid in the ordinary course of business.

     5. PAYMENT OF VANGARD POST-PETITION LOAN.

     (a) Excess Cash Flow. Until the Sale Closing Date, the Debtor shall pay to SouthTrust all Excess Cash Flow. Payments of Excess Cash Flow shall be applied, first, against accrued and unpaid interest and principal under the Vangard Post-Petition Loan. If the Vangard Post-Petition Loan is paid in full prior to the Sale Closing Date, the Debtor shall continue to pay its Excess Cash Flow to Southtrust as provided in Article IV.B.4. Payments of Excess Cash Flow shall be made to SouthTrust on the fifteenth (15th) day of each month, beginning with the month immediately following the Confirmation Date, and shall continue each month until the Sale Closing Date.

     (b) Sale of Vangard Assets. If the Vangard Post-Petition Loan has not been paid in full prior to the Sale Closing Date, it shall be paid in full on the Sale Closing Date from the Vangard Purchase Price.

B.   PRIORITY TAX CLAIMS.

     All Allowed Priority Tax Claims shall be treated as follows. Each holder of an Allowed Priority Tax Claim remaining unpaid on the Confirmation Date shall receive at the sole option of Debtor (i) the amount of such holder's Allowed Priority Tax Claim in one Cash payment on the Effective Date; (ii) the amount of such holder's Allowed Priority Tax Claim, with post-confirmation interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed by Debtor and such holder.


                                   ARTICLE VI

                 ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF
         REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS


A.   CLASSES ENTITLED TO VOTE.

     Each impaired class of Claims or Equity Interests shall be entitled to vote separately to accept or reject the Plan. Unimpaired classes of Claims or Equity Interests shall not be entitled to vote to accept or reject the Plan.

B.   CLASS ACCEPTANCE REQUIREMENT.

     A class of Claims shall have accepted the Plan it if is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the holders of Claims in such class that have timely and properly voted on the Plan. A class of Equity Interests shall have accepted the Plan it if is accepted by at least two-thirds (2/3) in amount of the holders of Equity Interests in such class that have timely and properly voted on the Plan.


                                  ARTICLE VII

                      MEANS FOR IMPLEMENTATION OF THE PLAN


A.   ALLOWANCE OF CLAIMS.

     The SouthTrust Claim shall be deemed an Allowed Claim upon the entry of the Confirmation Order and shall not thereafter be subject to any further objection or dispute.

B.   RESTRUCTURE OF SOUTHTRUST DEBT.

     1. This Plan provides for the restructure of the debt on which the SouthTrust Claim is based by amending and restating the Loan Documents in their entirety. The Plan Documents governing this restructuring are subject to SouthTrust's approval. As part of the restructuring, SouthTrust will retain its Liens, security interests and pledges and receive additional collateral.
On the Closing Date the Plan Documents will be executed and delivered. The Loan Documents shall remain in full force and effect except as amended and restated in accordance with the provisions of the Plan.

     2. Upon their execution and delivery on the Closing Date, the Plan Documents shall be fully effective and, in the event of any inconsistency between the terms and conditions of this Plan and those contained in any of the Plan Documents, the terms and conditions contained in the Plan Documents shall prevail.

C.   OPERATION OF THE DEBTOR; MRG.

     On March 12, 1996, MRG was employed by the Debtor, with the approval of the Bankruptcy Court, to operate and manage the day to day affairs of the Debtor. MRG shall continue to operate and manage the day to day affairs of the Debtor until the Vangard Assets are sold and the Sales Closing Date occurs.

D.   PLAN TRUSTEE.

     1. APPOINTMENT. On or before the Effective Date, SouthTrust shall select a person to serve as Plan Trustee. The appointment of the Plan Trustee shall be subject to the approval of the Bankruptcy Court. The Plan Trustee shall serve from the Closing Date until the Sales Closing Date.

     2. DUTIES AND RESPONSIBILITIES. The Plan Trustee shall take no action or be responsible for any matters other than (a) to take all actions and execute and deliver all instruments and documents necessary or appropriate in connection with the sale of the Vangard Assets, including, without limitation, all actions required or provided for by the Agency Agreement; (b) take all actions and execute and deliver all instruments and documents necessary or appropriate to make distributions as provided in this Plan; (c) make the distributions contemplated by the Plan; (d) comply with the Plan and with the Plan Trustee's obligations hereunder; (e) in its reasonable discretion, employ or retain professionals to represent it with respect to its responsibilities under the Plan; (f) as soon as practicable after the Sales Closing Date, file with the Bankruptcy Court a report describing all distributions made; and (g) exercise such other powers as may be vested in the Plan Trustee pursuant to the Plan Trust Agreement, orders of the Bankruptcy Court, and this Plan.

     3. EXCULPATION OF THE PLAN TRUSTEE. From and after the entry of the Confirmation Order, the Plan Trustee, together with its officers, directors, employees, agents and representatives, shall be and hereby are exculpated by all Persons, holders of Claims and Equity Interests, and parties-in-interest, from and against, any and all claims, causes of action and other assertions of liability arising, directly or indirectly, from the discharge of the powers and duties conferred on the Plan Trustee by the Plan Trust Agreement, this Plan, any order of the Bankruptcy Court, or any applicable law, except solely for actions or omissions of the Plan Trustee which constitute (a) intentional breach of fiduciary duty, (b) gross negligence, or (c) willful misconduct. No holder of a Claim or an Equity Interest, or any representative thereof, shall have or pursue any claim or cause of action (i) against the Plan Trustee, or its officers, directors, employees, agents or representatives, for making payments in accordance with the Plan, or relating to the liquidation of assets to make such payments, or (ii) against any holder of a Claim for receiving or retaining payments or transfers of assets as provided in the Plan.

E.   OFFICERS AND BOARD OF DIRECTORS.

     Todd Siegel shall be the sole director and chief executive officer of the Reorganized Debtor. He will not receive any compensation. Except as provided hereinabove, the Board of Directors shall continue to be responsible for the management and operation of the Debtor.

F.   SALE OF VANGARD ASSETS.

     1. EMPLOYMENT OF MRG AS BROKER. On April 19, 1996, MRG was engaged by the Debtor, with the approval of the Bankruptcy Court, to serve as the Debtor's agent to solicit offers from third parties to purchase the Vangard Assets and to perform other tasks related to the proposed sale of the Vangard Assets. MRG will continue such activities in accordance with the Agency Agreement, and upon the sale of the Vangard Assets in accordance with this Plan, MRG will be compensated in the manner and in the amount set forth in the Agency Agreement. MRG may be replaced as sales agent by SouthTrust, upon notice to MRG, the Plan Trustee and the Bankruptcy Court, and any replacement agent selected by SouthTrust in its sole and absolute discretion shall be bound by the terms and conditions of the Agency Agreement, unless otherwise agreed by SouthTrust, with the approval of the Bankruptcy Court.

     2. SALE OF VANGARD ASSETS FREE AND CLEAR OF LIENS, CLAIMS AND ENCUMBRANCES. The Vangard Assets shall be sold as soon as practicable on a going concern basis. If the Plan Trustee determines, with the advice and consent of SouthTrust, that it is not possible to sell the Vangard Assets on a going concern basis, the Plan Trustee, with the prior written consent of SouthTrust, and subject to Bankruptcy Court approval, shall be permitted to sell the Vangard Assets in any commercially reasonable manner.

     Under the provisions of the Agency Agreement, MRG is required to notify SouthTrust and the Debtor of the identity of all potential purchasers of the Vangard Assets and the proposed terms and conditions of such sale. Upon the selection of the purchaser of the Vangard Assets by SouthTrust, the Plan Trustee or such purchaser shall prepare a purchase and sale agreement, which shall be subject to the approval of SouthTrust, in its sole and absolute discretion. If the terms and conditions contained in such purchase and sale agreement (including the proposed purchase price) are approved by SouthTrust, then such purchase and sale agreement shall be presented to the Bankruptcy Court for approval, and upon such approval the Vangard Assets shall be sold to the purchaser named therein, free and clear of all Liens, claims, encumbrances and interests of whatever kind and nature, including, without limitation, the Liens of SouthTrust which secure the SouthTrust Claim and SouthTrust's claims under the Vangard Post-Petition Loan, pursuant to Sections 363(b) and (f) of the Bankruptcy Code; provided, that SouthTrust shall have the right to credit bid at any such sale in the manner set forth in Section E.3 of this Article
VII. Upon the sale of the Vangard Assets, the Liens, claims and encumbrances on the Vangard Assets shall attach to the Vangard Purchase Price and the holders of such Liens, claims and encumbrances shall be treated in the manner set forth in this Plan. Upon such sale, the Vangard Purchase Price shall be distributed by the Plan Trustee in the manner set forth in Section E.4 of this
Article VII, and in accordance with Article VIII.

     3. RIGHT OF SOUTHTRUST TO CREDIT BID. Notwithstanding any provision to the contrary contained in this Plan, at any sale of the Vangard Assets conducted in accordance with this Plan, SouthTrust shall be entitled to bid at such sale in accordance with the provisions of Section 363(k) of the Bankruptcy Code and, if SouthTrust is the purchaser at any such sale, SouthTrust shall be entitled to offset against the purchase price all or any portion of the SouthTrust Claim.

     4. DISTRIBUTION OF VANGARD PURCHASE PRICE. The Plan Trustee shall distribute the Vangard Purchase Price in the manner and in order as follows:

        (i) Payment of Vangard Post-Petition Loan. On the Sale Closing Date, the Plan Trustee shall pay, or shall cause the payment of, an amount equal to all principal outstanding under the Vangard Post-Petition Loan, together with all accrued and unpaid interest thereon through the date of distribution, directly to SouthTrust. Upon SouthTrust's receipt of such payment, the Debtor's obligations under the Vangard Post-Petition Loan shall be deemed fully satisfied.

        (ii) Payment of MRG Commission.  Subject to the provisions of
Article VIII of this Plan, on the Sale Closing Date, the Plan Trustee shall pay, or shall cause the payment of the commission due to MRG in accordance with the Agency Agreement (the "MRG Commission").

        (iii) Payment to Holders of Allowed Unsecured Claims on a Pro Rata Basis. Subject to the provisions of Article VIII of this Plan, on the Sale Closing Date, or as soon thereafter as is practicable, the Plan Trustee shall pay, or shall cause the payment of, the amount called for in Article IV, Section
E. of this Plan, to the holders of Allowed Class 4 Unsecured Claims. Such payment shall be made to the holders of Allowed Class 4 Unsecured Claims on a Pro Rata basis.

        (iv) Net Sales Proceeds to SouthTrust. On the Sale Closing Date, the Plan Trustee shall pay, or shall cause the payment of, the Net Sales Proceeds directly to SouthTrust. Upon SouthTrust's receipt of such payment and the other payments to be made to SouthTrust on the Closing Date as provided in Article IV, Section B.1, the Debtor shall have no further obligation under Plan Note I or Plan Note II, except as otherwise provided in Article IV, Section B.2. SouthTrust shall be responsible for payment of the fees and expenses of the Plan Trustee.

G.   NON-COMPETITION AGREEMENT AND VANGARD LICENSE.

     On the Closing Date, the Debtor, the Siegel Family Partnership, the Siegel Family Trust and Todd E. Siegel shall enter into the Non-Competition Agreement on mutually agreeable terms and conditions.

H.   VESTING.

     On the Closing Date, all of the Estate Assets shall vest in the Reorganized Debtor free and clear of all liens and encumbrances except the liens and encumbrances of SouthTrust and except as otherwise provided in this Plan. The Estate Assets shall remain subject to all existing Claims until the consummation of the sale of the Vangard Assets as provided in this Plan; provided, that entry of the Confirmation Order shall enjoin all holders of Claims against the Debtor from taking any action to assert, enforce or collect on such Claims, except as otherwise expressly provided in this Plan, in the Plan Documents and in the documents evidencing the Vangard Post-Petition Loan. The Reorganized Debtor shall continue to operate until the Vangard Assets are sold, as provided in this Plan, and shall be dissolved at the time and in the manner set forth in Section G. of this Article VII.

I.   CAUSES OF ACTION.

     The Plan Trustee and the Debtor shall control the Causes of Action throughout the term of the Plan Trust Agreement; provided, that if the Debtor and the Plan Trustee cannot agree on prosecution of a Cause of Action, such dispute shall be submitted to the Bankruptcy Court. Ninety Percent (90%) of the net proceeds derived from all Causes of Action shall be distributed to SouthTrust as provided in Article IV.B.2. The remaining 10% of such net proceeds (and any excess proceeds otherwise payable to SouthTrust after SouthTrust has received (exclusive of interest) payments on the SouthTrust Claim totalling $28,257,857.67) will be distributed to the holders of Class 3 Unsecured Claims, on a pro rata basis, until the holders of such Claims have received, in the aggregate, payment of 100% of their Allowed Claims, at which time, any remaining proceeds from such Causes of Action shall be paid to the holder of the Equity Interests in the Debtor.

J.   INCOME TAX REFUND.

     Siegel, MTS and the Debtor shall take all appropriate steps to timely complete and file with the U.S. Internal Revenue Service (and applicable state taxing authorities) appropriate requests for tax refunds for 1996 and all prior tax years. Within seven (7) Business Days of receipt of such refunds by the Debtor or Affiliated Entities, the Debtor and the Affiliated Entities shall pay to SouthTrust a portion of the proceeds thereof equal to $500,000.00.

K.   DATE OF DISTRIBUTIONS.

     Any distributions and deliveries to be made under the Plan on account of an Allowed Claim or Equity Interests shall be made on the Sales Closing Date, except that the Plan Documents and the initial Cash distribution to SouthTrust must be delivered on the Closing Date.

L.   DISTRIBUTIONS TO BE MADE BY PLAN TRUSTEE.

     The Plan Trustee shall make all distributions provided for in this Plan, other than the distributions to be made to SouthTrust on the Closing Date and the distribution to SouthTrust of the tax refund proceeds referred to above, which may be made by any of the Affiliated Entities; provided, that, in the event that the purchaser of the Vangard Assets expressly assumes liability for any Allowed Claim against the Debtor, all distributions to be made to the holder of such Allowed Claim shall be made directly by such purchaser.

M.   MEANS OF CASH PAYMENT.

     Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or by wire transfer from a domestic bank.

N.   DELIVERY OF DISTRIBUTIONS.

     Subject to Bankruptcy Rule 9010, distributions and deliveries to holders of Allowed Claims and Allowed Equity Interests shall be made at the address of each such holder as set forth on the proofs of claim or proofs of interest is filed by such holders (or at the last known addresses of such holders if no proof of claim or proof of interest is filed or if the Plan Trustee has been notified of a change of address), except as otherwise provided in this Plan.
If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Plan Trustee is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions (the "Undeliverable Funds") shall be returned to the Plan Trustee, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the one hundred and eightieth (180th) day following the Confirmation Date. After such date, all Claims in respect of Undeliverable Funds shall be discharged and forever barred.

O.   DISTRIBUTIONS UNDER FIVE DOLLARS.

     No distribution of less than five dollars ($5.00) shall be made by the Plan Trustee to the holder of any Claim unless a request therefor is made in writing to the Plan Trustee. If, as a result of this provision, an interim distribution is not made to any holder of a Claim, such holder nevertheless shall receive subsequent interim or final distributions from the Estate provided that the aggregate amount of such holder's previous unpaid distributions plus the amount of the interim or final distribution then to be made is not less than five dollars ($5.00).

P.   TIME BAR TO CASH PAYMENTS.

     Checks issued pursuant to this Plan, in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Plan Trustee by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the 180th day following one hundred fifty days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

Q.   DISPOSITION OF UNDELIVERABLE FUNDS.

     All Undeliverable Funds not claimed by the deadlines set forth in Sections
N. and O. of this Article VII shall be distributed by the Plan Trustee to creditors in accordance with the terms and provisions of Article IV of this Plan.

R. EXPENSES INCURRED ON OR AFTER ENTRY OF THE CONFIRMATION ORDER AND CLAIMS OF THE PLAN TRUSTEE.

     Except as otherwise ordered by the Bankruptcy Court, or as otherwise provided for in the Agency Agreement, the amount of any expenses incurred by the Plan Trustee on or after the date of entry of the Confirmation Order and any compensation to be paid to the Plan Trustee under the Plan Trust Agreement may be paid in the ordinary course of business from Estate Assets, subject to the approval of SouthTrust, and, to the extent such compensation is unpaid as of the Sale Closing Date, such unpaid amount may be withheld from the Vangard Purchase Price until such compensation and expenses have been fully paid. Consequently, amounts actually received by holders of Allowed Claims may be less than the gross distributions provided for under this Plan to the extent that expenses incurred by the Plan Trustee after the date of entry of the Confirmation Order are unpaid as of the Sale Closing Date.

S.   SUBSTANTIAL CONSUMMATION.

     Substantial consummation of this Plan, within the meaning of section 1101 of the Bankruptcy Code, shall occur upon the final distribution of the Vangard Purchase Price in the manner set forth in this Article VII and in Article VIII.

                                  ARTICLE VIII

             PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS


A.   OBJECTION DEADLINE.

     As soon as practicable, but in no event later than the Objection Deadline, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

B.   NO DISTRIBUTIONS PENDING ALLOWANCE.

     Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

C.   DISTRIBUTIONS AFTER ALLOWANCE.

     Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs.

D.   UNPAID CLAIMS RESERVE.

     1. Except to the extent the Bankruptcy Court shall determine that a good and sufficient reserve for Contested Claims is less than the full amount thereof, in determining the amount of the distributions due to the holders of Allowed Claims and to be reserved for Contested Claims, the calculations required by Articles IV and V of the Plan shall be made as if all Contested Claims were Allowed Claims in the full amount claimed by the holders thereof.

     2. On the Sale Closing Date, the distributions reserved for the holders of Contested Claims shall not be delivered to the claimants, but shall be retained by the Plan Trustee and deposited into a segregated account (hereinafter the "Unpaid Claims Reserve"). The Unpaid Claims Reserve shall be held in trust by the Plan Trustee as escrow agent for the benefit of the holders of Contested Claims. Any sums not expended by the Plan Trustee from the Unpaid Claims Reserve shall be distributed to the holders of Allowed Claims as provided in
Article IV, and any remaining funds shall be returned to the Reorganized
Debtor.

     3. All cash held in the Unpaid Claims Reserve shall be invested in such investments as permitted under Section 345 of the Bankruptcy Code. The earnings on such investments shall be held in trust in the Unpaid Claims Reserve and shall be distributed only in the manner set forth below.

     4. At such time as a Contested Claim becomes an Allowed Claim, the distributions due on account of such Allowed Claim shall be released from the Unpaid Claims Reserve and delivered to the holder of such Allowed Claim, including all amounts of interest or other earnings attributable to said portion of the Unpaid Claims Reserve represented by the subsequently Allowed disputed Claim.

     5. The sole source of funding for payment to Unsecured Creditors and establishment of the Unpaid Claims Reserve shall be from the $50,000 contributed from the Vangard closing, 10% of the Net Sales Proceeds in excess of $4,000,000 received from the Vangard closing and 10% of the amounts received from Causes of Action. From these sources, no more than 100% of the Contested Claims shall be paid into the Unpaid Claims Reserve.

                                   ARTICLE IX

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES


A.   REJECTED IF NOT ASSUMED.

     The Plan constitutes and incorporates a motion to reject all prepetition executory contracts and unexpired leases within the meaning of Section 365 of the Bankruptcy Code to which the Debtor is a party, except for an executory contract or lease that: (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court; or (b) is specifically designated on Exhibit C to the Plan as an executory contract or lease to be assumed; or (c) is the subject of a motion to assume or reject that is pending before the Bankruptcy Court on the Confirmation Date; or (d) is the subject of a motion to extend the time for assumption or rejection that is pending before the Bankruptcy Court on the Confirmation Date. The Plan also constitutes and incorporates a motion to assume the executory contracts and leases designated on Exhibit C. The Confirmation Order shall automatically constitute the approval, effective as of the Effective Date, of such rejections and assumptions of executory contracts and leases. Any monetary amounts by which the contracts and leases to be assumed under the Plan are in default shall be satisfied by delivery of a single Cash payment on the Effective Date.

B.   BAR TO REJECTION DAMAGES.

     If the rejection of any executory contract or unexpired lease by operation of the Confirmation Order or otherwise results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtor, its Estate or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before thirty days after entry of the Confirmation Order.

                                   ARTICLE X

                           CONDITIONS TO CONFIRMATION


     The Plan shall not be effective until the following conditions have been either satisfied or waived in writing by SouthTrust:

     1. Each of the Plan Documents, the transactions contemplated therein, and all of the terms and conditions contained therein, shall have been approved in all respects by the Bankruptcy Court, and the Bankruptcy Court shall have authorized and directed the Debtor, the Affiliated Entities, the Siegel Family Trust, the Siegel Family Partnership and Todd E. Siegel to execute and deliver the Plan Documents to which they are parties on the Closing Date;

     2. The Closing shall have occurred on the Closing Date;

     3. The Confirmation Order providing for the waiver of rights and relief from the automatic stay described in Article XII, and described in more detail in the Plan Documents, and the order approving the Plan Documents as provided in section 1, above (the "Plan Documents Order"), shall have been signed by the Bankruptcy Court and duly entered on the docket in the Chapter 11 Case by the clerk of the Bankruptcy Court, in each case in form and substance acceptable to SouthTrust;

     4. No appeal or stay of the Confirmation Order or the Plan Documents Order shall have occurred;

     5. The Joint Plan shall have been confirmed by the Bankruptcy Court, and all conditions to the effectiveness of the Joint Plan shall have been satisfied or waived in writing by SouthTrust; and

     6. The Debtor shall have been authorized by the Bankruptcy Court to execute the Plan Documents and to enter into the transactions contemplated therein and shall have executed and delivered the Plan Documents.


                                   ARTICLE XI

                            WAIVER OF CERTAIN RIGHTS


     In addition to the other provisions to be contained therein, Plan Note I, Plan Note II and certain of the other Plan Documents will contain provisions, in form and substance acceptable to SouthTrust in all respects, under which (i) the Debtor, the Affiliated Entities and Siegel will agree that, upon the occurrence of a Major Default and the expiration of any applicable cure period, they will not be entitled to take any action to seek to stop or stay any foreclosure or other exercise of legal or equitable rights and remedies by the holder of Plan Note I or Plan Note II, and (ii) in the event that any bankruptcy case is filed by or against the Debtor, the Affiliated Entities or Siegel, or which otherwise has jurisdiction over the SouthTrust Claim, Plan
Note I, Plan Note II or the other Plan Documents, SouthTrust will automatically be entitled to relief from the automatic stay provisions of Section 362 of the Bankruptcy Code or any successor or similar law, and the debtor in any such bankruptcy case shall, and shall be deemed to, consent and agree not to oppose the filing by such holder of a motion for such relief.

     Nothing contained in the Plan Documents or in this Article XI shall be construed or deemed to preclude the exercise by SouthTrust of any and all remedies available at law or in equity upon any default or Event of Default under Plan Note I, Plan Note II, or the related Plan Documents.


                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS


A.   NOTICE OF ENTRY OF CONFIRMATION ORDER AND RELEVANT DATES.

     Promptly upon entry of the Confirmation Order, the Debtor shall serve on all parties in interest, all holders of Claims, and all holders of Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims (Article V.A. hereof), and the deadline for filing rejection damage claims (Article X.B. hereof).

B.   COMPLIANCE WITH TAX REQUIREMENTS.

     In connection with the Plan, the Debtor and the Plan Trustee shall comply with all applicable withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

C.   COMPLIANCE WITH ALL APPLICABLE LAWS.

     If notified by any governmental authority that they are in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its business, the Debtor and the Plan Trustee shall take whatever action as may be required to comply with such law, rule, regulation, or order; provided, that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith, and, if appropriate, an adequate reserve for such requirement has been set aside.

D.   DISCHARGE OF CLAIMS.

     Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall be in complete exchange for, and in full satisfaction, discharge and release of, all existing debts and Claims of any kind, nature or description whatsoever against the Debtor or its assets or property; and upon the Effective Date, all existing Claims against the Debtor shall be, and shall be deemed to be, exchanged, satisfied, discharged and released in full; and all holders of Claims shall be precluded from asserting against the Debtor, or its assets or property, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of claim.

E.   EFFECT OF CONFIRMATION ORDER.

     Except as provided for in the Plan or in the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of the Debtor effective as of the Effective Date, to the extent permitted by section 1141 of the Bankruptcy Code, from all debts that arose before the Confirmation Date and any liability on a Claim that is determined under section 502 of the Bankruptcy Code as if such Claim had arisen before the Effective Date, whether or not a proof of claim based on any such date or liability is filed under section 501 of the Bankruptcy Code and whether or not a Claim based on such debt or liability is allowed under section 502 of the Bankruptcy Code.

F.   NO DISCHARGE OF NON-DEBTOR OBLIGATIONS.

     Except as otherwise expressly provided in the Plan Documents, nothing contained in this Plan shall be deemed to affect the liabilities, obligations or property of any Person or entity who may be obligated on a Claim against the Debtor by virtue of a guaranty agreement or otherwise. Specifically, this Plan shall not affect, or prejudice SouthTrust's rights to pursue the obligations and liabilities of the Affiliated Entities or any guarantor to SouthTrust under any promissory note, guaranty, security agreement, assignment or pledge of collateral or similar loan document.

G.   PAYMENT OF STATUTORY FEES.

     All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid on or before the Effective Date.

H.   BINDING EFFECT.

     The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of all Claims, the holders of all Equity Interests, and their respective successors and assigns.

I.   NOTICES.

     Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

               Domenic L. Massari, III, Esq.
               Massari, Bell, Jacobs, Forlizzo & Neal
               One Urban Centre, Suite 875
               4830 West Kennedy Boulevard
               Tampa, Florida 33609

               With a copy to:

               Todd E. Siegel
               12920 Automotive Boulevard
               Clearwater, Florida  34622

               and

               John Stanton
               P.O. Box 24567
               Tampa, Florida  33623

J.   GOVERNING LAW.

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Kentucky shall govern the construction and implementation of the Plan; provided, that the Plan Documents shall be governed by and construed in accordance with the law of the State of Alabama without regard to principles of conflicts of laws.

K.   TRANSFER TAXES.

     The transfer of any Estate Assets or any Vangard Assets, including the transfers embodied in the Plan Documents or the Loan Documents and the making or delivery of any instrument of transfer pursuant to this Plan, including deeds and articles of transfer, shall not be taxed under any law imposing a stamp tax, transfer tax, sales tax, or similar tax, pursuant to section 1146(c) of the Bankruptcy Code.


                                  ARTICLE XIII

                           RETENTION OF JURISDICTION


A.   RETENTION OF JURISDICTION.

     The Bankruptcy Court shall retain and have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     (1) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

     (2) To determine any and all pending adversary proceedings, applications, and contested matters;

     (3) To ensure that distributions to holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Unsecured Claims, Allowed Secured Claims (including in particular the SouthTrust Claim), and Allowed Equity Interests are accomplished as provided herein;

     (4) To hear and determine any timely objections to Administrative Claims or to proofs of Claim and Equity Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Contested Claim or Equity Interest, in whole or in part;

     (5) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;


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

     (6) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code, including, without limitation, such orders necessary or appropriate to approve the sale of the Vangard Assets as provided in this Plan, and to implement the auction contingency described in Article VII, Section E.3;

     (7) To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     (8) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code incurred prior to the Effective Date;

     (9) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

     (10) To recover all assets of the Debtor and property of the Estate, where located;

     (11) To enforce and interpret the terms and conditions of the Plan Documents, including, without limitation, the waivers and agreements contained in the Plan Documents and described in Article XII of this Plan;

     (12) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     (13) To hear any other matter not inconsistent with the Bankruptcy Code;
and

     (14) To enter a final decree closing the Chapter 11 Case.

B.   MODIFICATION OF THE PLAN.

     Modifications of the Plan may be proposed in writing by the Debtor at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. The Plan may be modified at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.


     Dated this 5th day of July, 1996.

                                    Respectfully submitted,

                                    VANGARD LABS, INC.



                                    By:  /s  TODD E. SIEGEL
                                       ----------------------------------
                                    Its   President



Domenic L. Massari

OF COUNSEL:

MASSARI & BELL, P.A.
One Urban Centre, Suite 875
4830 West Kennedy Boulevard
Tampa, Florida 33609
(813) 282-3255



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